As filed with the Securities and Exchange Commission on Nov. 15, 2000
                           Commission File Number

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               FORM SB-2
                        REGISTRATION STATEMENT
                     Under The Securities Act of 1933

                          InstantRX.com, Inc.

DELAWARE                                           Applied For
(State or other    (Primary Standard Industrial   (I.R.S. Employer)
jurisdictions       Classification Code Number) Identification number)
of incorporation
or organization)

                       6620 West Irving Park Road
                         Chicago, IL 60634
                        Telephone:   877-848-5976
     (Address and telephone number of registrant's principal executive offices and principal place of business.)

                             Deron Smallcomb
                             3567 Benton #344
                           Santa Clara, Ca 95051
                        Telephone:   877-848-5976
        (Name, address and telephone number of agent for service.)

                                with copies to:
                                Jody M. Walker
                                Attorney At Law
                             7841 South Garfield Way
                            Littleton, Colorado 80122
                            Telephone: 303-850-7637
                            Facsimile: 303-220-9902

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box:   |x|

                       CALCULATION OF REGISTRATION FEE
Title of each                        Proposed          Proposed      Amount of
class of             Amount to be    offering         aggregate    registration
securities            registered      price          offering price     fee

Common stock         1,000,000        $1.00            $1,000,000      $278.00


The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                PRELIMINARY PROSPECTUS DATED NOVEMBER 5, 2000
                        SUBJECT TO COMPLETION


                 Up to a maximum of 1,000,000 common shares
                       at $1.00 per common share


                          InstantRx.com, Inc.

We shall receive $865,222 of the proceeds from the sale of the common shares after paying the selected broker dealer discounts, if any and commissions of $100,000 and before expenses estimated at $34,778.

The offering is on a self-underwritten basis with no minimum offering amount. We have made no escrow arrangements for any funds received.

We will pay the $100,000 commission fee only if we engage a broker-dealer.

We have had no significant revenues. We have never had more than minimal operations or assets.

You will not get your money back, even if we raise insufficient capital to accomplish our business plan.

This is our initial public offering, and no public market currently exists for our shares.

The offering terminates on June 30, 2001.

Consider carefully the risk factors beginning on page 6 in the prospectus.

Neither the SEC nor state securities commission has approved these certificates or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.


The information in this prospectus is not complete and we may change
it.   We may not sell these securities until the registration
statement filed with the Securities and Exchange Commission is effective.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            TABLE OF CONTENTS
PROSPECTUS SUMMARY                                  5
RISK FACTORS                                        6
   -  Success dependent on growth of internet
   -  Inability to acquire and maintain web
         domain names
   -  Obsolence of products and services
   -  Security breached and other unexpected
         problems
   -   Failure to protect intellectual property rights
   -   Infringement of others proprietary rights
   -   Liability regarding information we provide
   -   Increased marketing costs
   -   Heavy regulation may increase costs
AVAILABLE INFORMATION                               8
TERMS OF THE OFFERING                               9
SOURCE AND USE OF PROCEEDS                         10
DILUTION                                           10
INSTANTRX                                          11
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION                          18
     Trends and Uncertainties
     Capital and Source of Liquidity
     Results of Operations
MANAGEMENT                                         19
      Officers and Directors
      Remuneration
      Indemnification
CERTAIN TRANSACTIONS                               21
PRINCIPAL SHAREHOLDERS                             21
SHARES ELIGIBLE FOR FUTURE SALE                    21
MARKET FOR REGISTRANT'S COMMON EQUITY              22
DESCRIPTION OF SECURITIES                          23
LEGAL MATTERS                                      23
LEGAL PROCEEDINGS                                  24
EXPERTS                                            24
INTERESTS OF NAMED EXPERTS AND COUNSEL             24
ADDITIONAL INFORMATION                             24

                        PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to
you.   For a more complete understanding of this offering, we
encourage you to read this entire document and the documents we have referred you to.

InstantRx.    InstantRx.com is a Internet portal site that provides
customers the means to have prescriptions filled at their local
pharmacy.   The InstantRx network will enable same day delivery
services and easy pickup.   InstantRx.com is striving to create a
virtual network of community drugstores.

The Offering.                            InstantRx is offering
                                         up to 1,000,000 common
                                         shares at $1.00 per
                                         common share.   There is
                                         no minimum investment and
                                         no minimum offering amount

Common shares outstanding
prior to this offering                   7,316,966

Percent of common shares owned by
current shareholders after maximum
offering                                  87.98%

Gross proceeds after maximum offering    $1,000,000

Use of proceeds from sale of
   common shares                         InstantRx intends to use
                                         the funds from the sale of
                                         our common shares primarily
                                         for sales and marketing,
                                         consulting fees, Internet
                                         Drugstore, PCS Internet, NCPA
                                         convention, public relations
                                         and working capital.

Market For the Common Stock
                                        Prior to the date of this
                                        prospectus, we have had no
                                        trading market for our common
                                        stock.   We will apply for
                                        the quotation of our common
                                        stock on the OTC Bulletin
                                        Board.

                                        We cannot offer assurance that
                                        the NASD will quote our common
                                        stock, that an active trading
                                        and/or a liquid market will
                                        develop or, if developed, that
                                        we can maintain it.

Absence of Dividends; Dividend Policy   We do not currently
                                        intend to pay regular cash
                                        dividends on its common stock.
                                        Our board of directors will
                                        review this policy from time
                                        to time in light of,
                                        among other things, our
                                        earnings and financial
                                        position.  We do not
                                        anticipate paying dividends on
                                        our common stock in the
                                        foreseeable future.

Transfer Agent                          We currently act as our own
                                        transfer agent.

----------------------------------------------------------
                       RISK FACTORS
----------------------------------------------------------

In analyzing this offering, you should read this entire prospectus and carefully consider, among other things, the following risk factors:

1. The success of our business model is dependent on continued growth and acceptance of the Internet and growth of the online market for healthcare information, products and services.

Our business model assumes that consumers will be attracted to and use healthcare information and related content available on our Internet-based consumer healthcare network which will, in turn, allow us the opportunity to sell advertising and sponsorships designed to reach those consumers.

Our business model also assumes that those consumers will purchase health-related products online using our website and that healthcare organizations and other Internet healthcare companies will partner with us to reach these consumers. This business model is not yet proven and may not be successful.

Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an important channel for the delivery of healthcare information, products and services. The Internet may not prove to be a viable commercial medium due to inadequate development of a reliable network, delays in development of high speed modems, or delays in the adoption of new standards required to handle increased levels of Internet activity.

2. If we are unable to acquire and maintain the necessary web domain names, our brands and reputation could be damaged, and we could lose customers.

We currently hold several Internet domain names. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the domain names in all of the countries in which we conduct business.

The relationship between regulations governing domain names and laws
protecting trademarks and similar proprietary rights is unclear.   We
could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our brands, trademarks and other proprietary rights. In addition, we may be unable to prevent third parties from acquiring and using domain names relating to our brands. Any confusion that may result from information on or related to any websites with domain names relating to our brands could impair both our ability to capitalize upon our brands and our marketing strategy.

3. If we do not respond to rapid technological changes affecting the Internet healthcare industry, our products and services could become obsolete.

Our ability to attract and retain customers will be adversely affected by any failure to respond to technological advances and emerging
industry standards.    As the Internet and online commerce industry
evolve, we must address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our network, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.

4. Breaches in our security and other unexpected problems could result in lawsuits by customers and a violation of federal law

We retain confidential customer and patient information on our servers. Any breach of security from a physical break-in, computer virus, programming error or attack by a third party or an unexpected natural disaster could subject us to a lawsuit. We may be required to expend significant sums to protect against security breaches or to alleviate problems caused by breaches. In addition, a breach of privacy of patient health records could constitute a violation of federal law. We do not have full redundancy for all of our computer and telecommunications facilities and do not maintain a back-up data facility.

5. Any failure to protect our intellectual property rights could impair our ability to establish our brands

If we fail to adequately protect our proprietary rights in our content, technology, products and services, our competitors could use the intellectual property that we have developed to enhance their products and services, which could harm our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, but these legal means afford only limited protection. Unauthorized parties may attempt to copy aspects of our websites or to obtain and use information that we regard as proprietary.

We are applying for a U.S. trademark registration but we may be unable to secure this registration. In addition, our competitors or others may adopt service names similar to ours, thereby impeding our ability to build our brand identity and potentially confusing consumers. We also rely on a variety of technologies that are licensed from third parties, including our database and Internet server software. These third-party licenses may not be available to us on commercially reasonable terms in the future.

6. We may be sued by third parties for infringement of their proprietary rights

The healthcare and Internet industries are characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement or other violations of intellectual property rights. As the number of entrants into our market increases, the possibility of an intellectual property claim against us grows. Our content, technology, products and services may not be able to sustain any third party claims or rights against their use. Some of the information in our drug database regarding drug descriptions, clinical pharmacology, indications and usage, warnings and the like is copied from package inserts, which accompany the particular drug.

We have not obtained licenses to reproduce this information from the various pharmaceutical companies. Although we have not received a copyright claim to date, we could face potential copyright infringement claims in this regard. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business.

7. As a publisher of online content, we may have liability for information we provide on, or which is accessed from, the InstantRx.com network.

Because users of our network and the websites of our institutional licensees access health-related information, including with regard to possible adverse reactions or side effects from medications or a particular medical condition they may have, or may distribute our content to others, we may be sued by third parties for various causes of action based on the nature and content of materials that we publish.

We could also become liable if confidential information is disclosed inappropriately. These types of claims have been brought successfully against online services in the past. Others could also sue us for the content and services that are accessible from our network through links to other websites or through content and materials that may be posted by our users in chat rooms or bulletin boards, none of which we edit.

Any indemnification provisions that we may have in agreements may not be adequate to protect us. Our insurance may not adequately protect us against these types of claims. Further, our business is based on establishing the InstantRx.com network as a trustworthy and dependable provider of health care information and services. Allegations of impropriety, even if unfounded, could therefore harm our reputation and business.

8. We face special advertising issues that may increase marketing costs when we buy advertising for healthcare products over the Internet.

Health-related companies, which comprise our advertising and sponsorship target market, face special problems with regard to
Internet advertising.    Historically, these companies have marketed
their products through physicians and pharmacologists. Our direct-to-consumer marketing, whether on the Internet or in traditional media,
is relatively new and unproven.   In addition, advertising and product
claims of companies marketing or selling drugs and cosmetics, including over-the-counter drugs and nutritional supplements, are subject to regulation and enforcement by the FDA, FTC and similar
state agencies.   We could incur substantial costs in compliance with
advertising regulations.

9. Our business is heavily regulated by state and federal laws. We may not be able to comply in a cost effective way and our business could be adversely affected.

Numerous state and federal laws regulate our health business. Generally, the laws and regulations governing the healthcare industry have not been tested in relation to e-commerce in healthcare products and/or the provision of healthcare information on the Internet. The laws may be interpreted in such a way that we may not be permitted to conduct our business in a cost effective manner.

The requirement that we comply with any new legislation or regulations, or any unanticipated application or interpretation of existing laws or regulations, may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products, services and information offered through our InstantRx.com network, increase our cost of doing business or otherwise harm our business.

The following areas are heavily regulated or may become regulated.

   -   Practice of medicine
   -   Practive of pharmacology, nutrition and mental health
   -   Pharmacy prescription drug activities
   -   Health information and health products
          transmitted from our site
   - Storage transmissions and disclosure of medical information and data
   - Physician referral for designated health services to any entity with which the physician or an immediate family member has a financial relationship
   -   FDA Regulation of Medical Devices
   -   Use of the Internet
   -   Online content
   -   Privacy concerns
   -   Data protection
   -   Internet taxation
   -   State insurance regulation
   -   Domain name infringement
   -   Marketing insurance online

We may be affected by regulation in any of the listed areas that relate to our current or proposed activities. Compliance with these regulations could result in increase costs in compliance and litigation and increased costs in obtaining services.


-----------------------------------------
          AVAILABLE INFORMATION
-----------------------------------------

InstantRx has filed with the Securities and Exchange Commission a registration statement including all amendments and required exhibits under the Act with respect to the securities offered by InstantRx. This prospectus does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted pursuant to the rules and regulations of the Commission.

For further information with respect to InstantRx and the securities offered by InstantRx, shareholders should examine the registration statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, telephone number 1-800-SEC-0330, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

InstantRx will voluntarily file periodic reports in the event our obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

InstantRx will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Requests for copies of said documents should be directed to Deron Smallcomb at InstantRx.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.


----------------------------------------------------------
                    TERMS OF THE OFFERING
----------------------------------------------------------

Plan of Distribution. InstantRx is offering up to 1,000,000 common shares at the purchase price of $1.00 per common share. We are offering the common shares on a direct participation basis by our officers and directors and possibly selected broker-dealers. Deron Smallcomb and Samuel J. Dalesandro, our officers and directors will
sell the offering on our behalf.   They will be relying on the safe
harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell InstantRx's securities. None of these individuals are subject to a statutory disqualification, are not associated person of a broker or dealer and meet all of the following conditions of 3a4-1(a)(4)(ii).

   - they each primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of InstantRx otherwise than in connection with transactions in securities; and
   - they were not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
   - They have not participated in selling an offering of securities for any issuer more than once in the last 12 months.

No sales commission will be paid for common shares sold by InstantRx. Selected broker-dealers shall receive a sales commission of up to 10% for any common shares sold by them.

InstantRx reserves the right to withdraw, cancel or reject an offer
in whole or in part.   The common shares offered hereby will not be
sold to insiders, control persons, or affiliates of our company.

We have made no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the
distribution of our securities.   When, in the future, assuming such
participation develops, the registration statement will be amended to identify such persons.

Offering Period.   Our offering will terminate on June 30, 2001.

Determination of Offering Price.   The offering price and other terms
of the total offering amount needed and the possible dilution to existing and new shareholders has been arbitrarily determined by our directors with no relationship to any book or market value.

Subscription Procedure. The full amount of each subscription will be required to be paid with a check payable to InstantRx in the amount of the subscription. Purchasers or soliciting broker/dealers should remit payment directly to InstantRx before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered common shares or copies of subscriber's confirmations.

No Escrow Account.   There is no minimum offering amount and no escrow
account. As a result, we will deposit any and all offering proceeds directly into our operating account.


--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

Assuming successful completion of the offering, we shall receive net proceeds of $865,222 after payment of commissions of $100,000 and offering expenses of approximately $34,778. The commission amount would only be payable if a broker-dealer is engaged. If we raise significantly less than the maximum amount, we will be able to pay operational expenses but will have less working capital to expand
operations.    We shall utilize the net proceeds from the sale
of our common shares as described below. The proceeds are to be utilized over a six-month period.

                         $1,000,000                 $500,000
                          Raised                     Raised
                        ----------                ----------
Gross Proceeds           $1,000,000                $500,000
 less commissions           100,000                  50,000
 offering expenses           34,778                  34,778
                         ----------              ----------
Net Proceeds             $  865,222                $415,222

Internet Drugstore          106,320                  53,160
PCS Internet                136,800                  68,400
Sales and Marketing         246,102                 100,000
Healthgate Content           21,000                   8,750
IBC Consulting              150,000                  75,000
NCPA Convention              35,000                  35,000
Public Relations             20,000                  10,000
Working Capital             150,000                  64,912
                          ---------               ---------
Net Proceeds used        $  865,222                $415,222

In the event that the minimal amount is not received, we will have to scale back operations and may pursue other equity or debt offerings, not yet determined.


------------------------------------------------------
                       DILUTION
------------------------------------------------------

Dilution.  Common shares outstanding will be a total of 8,316,966 or
7,816,966 if $1,000,000 or $500,000 is raised.   The net tangible book
value as of July 31, 2000 is $83,589 and the net tangible book value
per share as of July 31, 2000 is $.0114.   The following table
illustrates the per share dilution as of the date of this prospectus, which investors may experience if we reach the various levels listed below.

                                   $1,000,000           $500,000
                                     Raised              Raised
                                  ----------          ----------
Offering price                       $1.00                $1.00
Net tangible book value per
  share before offering             $.0114               $.0114
Increase per share
attributable to investors            .1027                .0524
                                    ------               ------
Pro Forma net tangible
book value per common
  share after offering              $.1141               $.0638
                                     -----               -----
Dilution to investors               $.8859               $.9362
Dilution as a percent of
offering price                       88.59%               93.62%

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. We do not currently have any plans, arrangements or commitments regarding any private business
transactions.   Any sales under Rule 144 after the applicable holding
period may have a depressive effect upon the market price of our common shares and investors in this offering.


-------------------------------------------------------
                        INSTANTRX
-------------------------------------------------------

InstantRx was originally formed on October 1999 as a Delaware limited
liability company.   On October 6, 2000, InstantRx filed a certificate
of conversion to convert from a limited liability company to a corporation under the laws of Delaware.

InstantRx.com is an Internet portal site that allows customers to fill
prescriptions at a local pharmacy.   The InstantRx network will enable
same-day delivery services and easy pickup. InstantRx.com intend to create a virtual network of community drugstores.

InstantRx.com provides the added convenience of e-commerce shopping, easy access to health information, and prescription fulfillment
online.   To create this network, Instantrx.com has developed
business-to-business e-commerce solutions supporting and enhancing pharmacy and drugstore online development. InstantRx provides business customers with the components they need to compete in the online marketplace. To accomplish this goal, InstantRx and its partners will market turnkey e-commerce solutions to the 30,000 community pharmacies and drugstores across America.

Additionally, InstantRx operates Womansdrugstore.com, an e-commerce and pharmacy website focused on attracting women customers who need prescription and non-prescription products as well as information about contraception, fertility, weight control, skin care, and
depression.   The operation of Womansdrugstore.com plays an important
role in effective niche marketing.  In the near future we will release
   -   PharmacistsOnly.com,
   -   SportsDrugstore.com
   -   PetsDrugstore, and
   -   several other consumer specific websites

to fully enhance our niche marketing strategy.

We shall derive revenue from multiple sources. Business-to-business turnkey web development solutions and business-to-consumer shopping and prescription fulfillment are InstantRx's primary platform for the online marketplace.

 Additionally, InstantRx will utilize our pharmacy licenses to bid on and fulfill government contracts for prescription medications. We believe these government contracts will generate revenue and bring a large new customer base online. Customers acquired through government contracts will
   -   create and maintain customer accounts,
   -   refill prescriptions, and
   -    shop at InstantRx.com community websites.

We will fulfill government contracts in an attempt to drive new customers to the website, generate revenue, and save valuable marketing dollars.

Organizational Objectives

Business-to-Business E-commerce

   - To market, build, host, and maintain e-commerce websites for our business clients. These clients include, but are not limited to, North American pharmacies and drugstores.

   - To create, maintain, and promote a virtual network of pharmacies that will fill prescriptions at the request of our clients.

   -   To establish and maintain an Electronic Prescription System.

Business-to-Consumer E-commerce

   - Increase the value of our Business-to-Business division by bringing new customers to our member pharmacies and drugstores.

   - Effectively use original, thorough, and personalized content from HealthGate Data Corp. to attract new customers and aide our patients.

   -   Offer approximately 12,000 OTC products including
      -   health and beauty aids,
      -   medical supplies,
      -   personal care items, and
      -   prescription medications through our online drugstore.

   - Utilize a cross-media promotion strategy involving exposure in television, radio, and print media.

   -   Build brand name recognition and positive brand affinity.

   - Offer the most expeditious method of fulfilling acute prescriptions.

   -   Allow customers to access their medical records online.

The Online Pharmacy and Healthcare Industry

Internet and e-Commerce Growth

The Internet has changed the way in which people obtain and exchange information and transact business. International Data Corporation, or IDC, estimates that the number of Internet users will increase from 142 million at the end of 1998 to 500 million by the end of 2003.
IDC estimates that worldwide business-to-consumer sales over the Internet will increase from approximately $11 billion in 1998 to approximately $93 billion by 2002.

E-Health Growth

The Internet has become an increasingly popular source for healthcare information and products. Consumer research conducted by Cyber Dialogue in 1999 found that 24.8 million U.S. adults search for health information on the Internet, with the number of people retrieving health-related information projected to grow to 30 million in 2000. Consumers are also increasingly purchasing healthcare products online. Forrester Research reports that almost one third of a surveyed group of Internet users shopped for health and personal care products online during the six months prior to the survey. According to Jupiter Communications, the total online and offline market for health goods, which includes over-the-counter as well as prescription drugs, is expected to grow from $133.6 billion in 1998 to $205.2 billion in 2003, while the dollar value of online consumer purchases of healthcare goods is expected to grow from $2.4 million in 1998 to $1.7 billion in 2003.

The Online Pharmacy Market

Jupiter Communications, which conducts market research for online industries, projects $1.7 billion in online sales of prescription and over-the-counter drugs and other products by 2003. For managed care organizations, physicians, and customers, potential benefits include

   -   automated prescription-checking against the formulary,
   -   accurate transcription of the physician's prescription,
   -   automated checks for contraindications, and
   -   a mechanism to address noncompliance.

The downside of current online pharmacies is that patients cannot quickly obtain medications like antibiotics to treat the crying child's ear infection or an emergency supply of insulin for the diabetic. Also, current online pharmacies do not have the ability to:

  -    work with a customer's insurance plan,
   -   automatically verify a prescription,
   -   review potential contraindications, or
   -   provide real-time consultations.

The InstantRx.com pharmacy and healthcare network will make these options available while enhancing not only consumer use, but pharmacist and physician use as well.

The role of the community pharmacist in the InstantRx.com network includes:

   -   Timely dispensing of necessary medications.
   -   Providing a pickup location for a medication.
   -   Giving personalized education.
   -   The ability to address medication compliance issues.

Physicians can now enter prescriptions online which reduces the likelihood of physicians prescribing :

   -   an incorrect dosage,
   -   the wrong drug, or
   -   one with contraindications.

The online pharmacy network now has incentives to ensure that the customer not only picks up the prescription, but also maintains compliance by picking up refills.

Healthcare Industry Trends

Based on in-house research, we believe consumers are taking it upon themselves to seek more information about their healthcare needs for the following reasons:

   - Patients' access to their physicians has become significantly reduced due to managed care.
   - Employers are increasingly shifting healthcare costs and decisions to their employees.
   - Insurance plans allow individuals greater choice in healthcare options, at increased personal costs.
   - Advances in medicine have broadened treatment options for many medical conditions.

The advent of the Internet has provided a medium for consumers to seek
this information.   Moreover, the Internet allows consumers to seek
information on sensitive or embarrassing health issues while maintaining anonymity and confidentiality.

Based on in-house research, payors and providers, who are faced with increasing economic pressures as an outcome of managed care, are
increasingly competing for consumers.   These physician groups compete
to increase their patient bases to spread their administrative costs
and increase their negotiating leverage with payors.    This
competition in the provider market is exacerbated by an oversupply of specialist physicians in many markets and underutilization in many hospitals.

Due to this increased competition for members and patients, we have found that both payors and providers are looking for ways to develop and maintain the loyalty of their existing members and patients and
attract new members and patients.   We believe Internet-based services
enable health plans and providers to

   -   differentiate their services,
   -   decrease their customer support costs, and
   -   improve ties with their members or patients.

Based on our in-house research, we believe the consumer has also become the marketing focus of commercial healthcare enterprises like
pharmaceutical and other healthcare products companies.    While
pharmaceutical manufacturers have traditionally marketed their prescription products to physicians, these companies have recognized that consumers want to learn about and exercise greater control over their drug therapies across an ever-widening list of conditions. Pharmaceutical companies have begun advertising their products directly to consumers, most notably through television advertising. This direct-to-consumer, or DTC, advertising is increasing rapidly.

Jupiter Communications projects that overall health-related advertising spending in all forms of media will increase to $10.8 billion by 2003, while DTC advertising for pharmaceutical products
will grow to almost $3.8 billion.    Advertisers are also increasingly
turning to the Internet as a medium to deliver their message. Jupiter

Communications projects that overall online health and medical advertising spending, including online DTC advertising, will increase to $356 million by 2003, up from $12.3 million in 1998.

BUSINESS MODEL

InstantRx.com will generate revenue in several ways. Revenue will be generated immediately from prescriptions and over the counter products from InstantRx.com's fully integrated and functional online pharmacy. Also, implementing and constructing the InstantRx.com pharmacy network will open the gateway to several other revenue streams. These revenue streams include

   -   local pharmacy web development
   - monthly subscription fees paid by the pharmacies to belong to our network
   -    site advertising fees and
   - transactional charges attached to purchases made through our pharmacy network.

All of our business-to-business transaction charges, membership fees, and product prices are competitively priced to compete in our market. Our consumer site provides the resources found at other online pharmacies with the benefit of a virtual network of community pharmacies. As site traffic increases, we believe our advertising revenue, monthly service fees, and transactional revenue will grow exponentially. Fulfilling government contracts for prescription medications will also generate revenue.

Business-to-Business Revenue Streams

Web Development

InstantRx will market and sell template and customized web pages to the 30,000 community drugstores and pharmacies across America.

Membership Fees

Participating pharmacies and drugstores will pay a monthly InstantRx network membership fee. The yet to be determined membership fee includes:

   -   hosting,
   -   website maintenance, and
   - membership in the InstantRx virtual network of community pharmacies.

Transaction Charge

The consumer can either have their order filled by InstantRx or their community pharmacy. The yet to be determined transaction charge is a convenience fee for the filling of a prescription or the placing of an order at member community pharmacy. This charge ensures that InstantRx will generate revenue from every purchase made through the InstantRx virtual network of community pharmacies. There will not be any transaction charges for purchases made directly from InstantRx.

OTC Revenue Share

OTC orders placed at member pharmacies and drugstores that elect to only sell prescription medications from their website will default to
InstantRx.   InstantRx will fill the OTC order and the member pharmacy
will take a yet to be determined share of the revenue.

Network Licensing

InstantRx will license the network of community pharmacies and drugstores to other companies needing an acute fulfillment source for a yet to be determined considerable fee.

We currently have two consumer sites, InstantRx.com and WomansDrugstore.com. Over the coming months we will be releasing
SportsDrugstore.com, PetsDrugstore.com, and MansDrugstore.com. All of these sites will utilize the InstantRx community pharmacy network.

Business-to-Consumer Revenue Streams

Prescription Fulfillment

We anticipate a 20% profit margin on all prescriptions filled directly by InstantRx.com and WomansDrugstore.com.

E-Commerce Shopping for 12,000 products

12,000 products will be available at InstantRx.com with promotions on high margin products.

Niche Products

Niche products for fertility, weight loss, contraception, skin care, and depression will be sold through WomansDrugstore.com.

Private Label Sales

We will sell our own brand of health-related products such as vitamins.

Affiliate Revenue

InstantRx will develop an affiliate program thereby taking advantage of other online retailers' market share.

Pharmaceutical Sponsorships

InstantRx will generate revenue from pharmaceutical company sponsorships of chat forums.

Advertising

InstantRx will sell traditional advertising space for banners and logos at InstantRx.com and WomansDrugstore.com. Forrester Research reports e-commerce, strong capital markets, and funds from non-advertising marketing budgets will push worldwide Internet ad spending to $33 billion by 2004.

Government Prescription Fulfillment

We will also use our assets as a licensed mail order pharmacy throughout the United States, InstantRx will fulfill government contracts as a mail order pharmacy. The government division will generate revenue from bidding on and fulfilling government requests
for prescription medications.   The government requests will come
from:

   -    hospitals,
   -    nursing homes,
   -   detention facilities,
   -   veterans associations,
   -   AIDS clinics, and
   -   other government agencies.

The typical contract will range from approximately 10,000-500,000 prescriptions over a course of a year or more. Our average margin
will range from $3-5 per prescription   Additional capital resources
will allow InstantRx to fulfill many of these contracts that will generate revenue and bring a large new customer base to our online websites.

Customers acquired through government contracts will:

   -   create and maintain customer accounts,
   -   refill prescriptions, and
   -   shop at the InstantRx community websites.

Competition

The InstantRx business model is an approach to online pharmacy development that combines both business-to-business and business-to-consumer markets in building an Internet network of community pharmacies. InstantRx offers pharmacies an individualized solution that enables them to price and stock items as they choose. At the 1999 National Community Pharmacy Association (NCPA) conference, pharmacists and drugstore owners stressed the importance of remaining independent.

 Since InstantRx offers the only completely independent solution, there is no identical competitor in our market. Our closest competitor in the business-to-business pharmacy network market is Corner Drugstore.com. Other e-commerce online pharmacies include Drugstore.com and PlanetRx.com.

Competitive Analysis

Based on our in-house research, InstantRx offers the only individualized and flexible turnkey website solution for building a network of virtual community pharmacies and drugstores. Cornerdrugstore, our closest competitor, is a privately funded company that offers a very different solution. Cornerdrugstore requires its member pharmacies to adhere to strict pricing and stocking guidelines, along with numerous other regulations. In effect, Cornerdrugstore requires its members to assimilate to a standardized model, thereby taking away the community pharmacies independence. This could create problems because income levels vary across the country and community pharmacies need to be able to adjust to their own market. Cornerdrugstore has indiciated that they signed up 4,000 pharmacies across the United States. However, they have only been able to bring 800 of those pharmacies online. Of the 30,000 community pharmacies across the country, Cornderdrugstore's network makes up less than 3% of our target market.

PROMOTION

Sales and Marketing Strategy

Marketing Strategy

InstantRx will market and sell our web development solutions with a direct sales force and through our strategic partner PCS Internet. InstantRx will begin to build the community pharmacy network with two steps.

   - Step 1 consists of PCS Internet giving away 150 websites to specially selected pharmacies in specific regions.

   - Step 2 consists of marketing template web pages and customizing turnkey solutions to the remaining 30,000 community pharmacies across the nation.

Target Markets

      Women. We believe women today are empowered Internet users who take control of family health care needs and decision-making regarding the health of their loved ones. Accordingly, InstantRx has developed two websites, InstantRx.com and WomansDrugstore.com, for everyone from 18-year-old female Internet enthusiasts to the average 45-year-old working mother.

A study unveiled at Women's Global Business Summit in Washington, DC, Dulles, Virginia, and Washington (Business Wire) on Oct. 18, 1999 revealed that the Internet is having a large impact on the lives of working women and that those who are online are using it to get ahead and save time. Working women use the Internet more than 14 hours per
week, and more than half log on at least once a day.   The summit also
announced that 84% of working women online said that using the Internet saves them time in every aspect of their lives. In fact, when it comes to e-commerce, 96% have researched products online and 64% have made purchases online.

Our target market of women age 18 to 45 will need prescriptions for:
   -   contraceptives,
   -   fertility,
   -   skin care,
   -   depression,
   -   weight control, and
    -   much more.

Furthermore, medications for these conditions are not generally covered by insurance. Additionally, these medications generally require repeat purchases, presenting us with merchandising opportunities for returning customers.

InstantRx.com features an aging and health section and has developed an easy-to-use prescription delivery system that inexperienced
Internet users will appreciate and enjoy.    Consumer research
conducted by Cyber Dialogue in 1999 found that 24.8 million U.S. adults search for health information on the Internet, with the number of people retrieving health-related information projected to grow to 30 million in 2000.

      Corporate and Group Customers.   InstantRx will market and give
discounts to entities with large pools of individuals. These entities will have their own back office area for their group to order from, with special pricing or a discount negotiated for that group. The back office can be customized to the look and feel of the corporation or group's web site. This is InstantRx's "Vortal" or vertical portal
plan.    The InstantRx vertical portal plan is a business-to-business-
to-consumer strategy that allows InstantRx to niche market and access entire groups of people at one time versus marketing to people
individually.    March 2000, Forrester Research reports only 16% of
companies buy any infrastructure online.   While 58% of firms plan to
have integrated online procurement by 2002, most of those purchases will be through eMarketplaces.

      Building a Community.   Utilizing the community is a core
component of the InstantRx pharmacy network. We believe a community of online and offline customers is a powerful constituency resulting
in valuable repeat purchases.   The InstantRx website provides forums
like:

   -   bulletin boards,
   -   chat rooms, and
   - moderated discussion groups online where users can discuss concerns and relate to other such users.

Our offline community of drugstores will provide:

   -   first hand care,
   -   acute prescription fulfillment, and
   - a relationship that families can only have with their neighborhood pharmacist.

Convenience and Personalization

We strive to offer a personalized and convenient shopping experience for our customers. The convenience and personalization advantages of our online stores include:

   -   Access 365 days a year, 24 hours a day
   -   Online search capabilities for products
   - The ability to store the customer's prescription history in a secure and private environment
   -   The ability to view order tracking information on our site
   -   E-mail reminders for prescription refills
   -   Ability to subscribe to multiple refills on an automatic basis
   -   Allow customers to store product preferences for easy reordering.

InstantRx.com will debut its business-to-business community pharmacy web solution at the National Community Pharmacists Association's
(NCPA) 102nd annual convention in San Antonio, Texas. At the convention, InstantRx.com will begin signing up pharmacies into the InstantRx community pharmacy network. The template websites are quickly and easily customized to the participating pharmacy's specification.

New pharmacy members can sign up at the convention, online, or by taking home an interactive CD. The interactive CD, like the online form, is a short series of point and click questions that changes the InstantRx.com template site into a unique website for the community pharmacy. All forms filled out online will be instantly entered into the InstantRx.com database. Forms filled out using the interactive CD will launch the user's web browser and enter the information into the InstantRx.com database when the submit button is clicked.

To ensure that community pharmacies will be become part on the network, InstantRx.com is offering the community pharmacists free websites, free sign up, free three month membership, and a revenue sharing program on mail order over the counter products filled at InstantRx.com. This offer allows new members to join the network quickly with no upfront costs. Furthermore, new members can begin generating revenue immediately from their new website and the InstantRx.com mail order revenue share.

Once we have built a sufficient community pharmacy network base, we will begin to pursue the InstantRx.com business-to-consumer sales and marketing strategy. Our B2C sales and marketing strategy is to establish brand awareness and build brand loyalty of the InstantRx.com pharmacy network in order to drive sales of prescription and non-prescription items to our online pharmacy.

Our advertising and promotional activities will target both online and offline audiences and are initially designed to attract first-time customers. We plan to target people who suffer from chronic conditions by offering disease-specific information and building communities around common health concerns and prevention and health management topics using health chat forums and bulletin boards. We also intend to develop more consumer specific needs such as our online pharmacy dedicated entirely to women.

Our online marketing efforts are focused on identifying and marketing to early adopters of healthcare e-commerce, who we believe are
typically women and Internet users 45 years or older.   We intend to
reach these groups through co-marketing initiatives with affiliate websites targeting female and mature demographics, e.g., women's interests, parenting and family, investing, travel planning, real estate, and senior-oriented sites.

We intend to employ incentive programs for affiliate sites to co-register users for our newsletter, as well as reward affiliates for directing traffic to our site that results in purchases. We also intend to acquire or rent opt-in e-mail lists to market through e-mail based communications. We also plan to reinforce our online marketing efforts through branded giveaway items with our specifically selected InstantRx.com promotional products.


----------------------------------------------------------------
         MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS
----------------------------------------------------------------

Trends and Uncertainties.    Demand for InstantRx's services will be
dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as a major portion of InstantRx's activities is the sales and marketing of dental application products, InstantRx's business operations may be adversely affected by InstantRx's competitors and prolonged recessionary periods.

Capital and Source of Liquidity

We expect that the net proceeds from our recent offering and the cash flow from future operations, if any, will be sufficient to allow us to meet the expected growth in demand for our products and services. However, we cannot be assured that our sales will meet our growth expectations. Should either of these fail to occur, we may elect to

   -    reduce the planned expansion of operations or
   - pursue other financing alternatives such as a rights offering, warrant exercise or borrowings.

Our planned growth and profitability could be delayed or diminished if we cannot implement the two options listed above.

Over the next two years, our liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. We believes that additional capital and debt financing in the next six months will allow us to commence its marketing and sales efforts and thereafter result in revenue and greater liquidity in the long term. However, we cannot be assured that we will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations.   InstantRx incurred net losses of $203,432
since inception.    InstantRx's current losses exceed its current
liabilities by $123,123, and InstantRx is experiencing liquidity
problems.   These factors create substantial doubt about the Company's
ability to continue as a going concern.    The financial statements do
not include any adjustments that might be necessary if InstantRx is unable to continue as a going concern.

InstantRx incurred operating expenses of $165,862 for the seven months
ended July 31, 2000.   Operating expenses include licensing fees of
$37,050, office expenses of $20,353, legal and accounting of $19,037, office salaries of $18,200, web development of $17,212, director fees of $16,000, amortization and depreciation of $12,910, travel of $11,344 rent of $8,206 and consulting of $5,550.

Plan of Operation.    Management possesses the experience to expand
marketing and distribution of its products.   No significant equipment
purchases are planned over the next twelve months.

InstantRx shall seek to maintain low operating expenses while commencing operations and increasing operating revenues. We are focusing on maintaining a low cost administrative approach.

However, increased marketing expenses will probably occur in future periods as we attempt to further increase our marketing and sales efforts.

Recent Accounting Pronouncements - During 1998, the FASB issued statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure About Segments of an Enterprise and Related Information" which changes the way public companies report information about segments. SFAS No. 131 establishes standards for the way public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. We do not have any disclosure requirements under this standard.

Concentration of Credit Risk - InstantRx's financial instruments that are exposed to concentrations of credit risk consist of cash, which includes checking accounts placed with federally insured financial institutions. Such accounts may at times exceed federally insured limits. We have not experienced any losses on such accounts.


---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

Officers and Directors. Pursuant to our articles of incorporation, each director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. InstantRx's basic philosophy requires the inclusion of directors who will be representative of management, employees and the minority shareholders of InstantRx. Directors may only be removed for cause. The term of office of each officer of InstantRx is at the pleasure of InstantRx's board.

The principal executive officers and directors of InstantRx are as follows:

Name                                               Position
Deron Edward Smallcomb, age 24               Chief Executive Officer
                                              President/Director
                                              Secretary/Treasurer


Samuel J. Dalesandro, age 24                  Executive Vice President
                                                    /Director

All of the above officers and directors began their term at inception.

Deron Edward Smallcomb.   Mr. Smallcomb has been chairman of the
board, chief executive officer and president of InstantRx since
inception.   He is also the secretary/treasurer.   In 1998, Mr.
Smallcomb co-founded the business-to-business division of The Grid, Inc., a company that at the time was the largest territorial internet
service provider in California.   From 1997 to 1999, Mr. Smallcomb was
president of Central Coast Wine Consortium.   Mr. Smallcomb's duties
included e-commerce development, supervising daily operations, directional leadership, raising capital, license procurement, creating
promotional material and marketing.   .

From 1998 to present, Mr. Smallcomb has been a Juris Doctor/Masters of
Business Administration candidate at Santa Clara University.   In
1998, Mr. Smallcomb graduated with a Bachelor of Science in Business Administration from Cal Poly State University.

Samuel J. Dalesandro.   Mr. Dalesandro has been executive vice
president and a director of InstantRx since inception.   His duties
include management, project development, investor relations, raising capital, company relations, procuring contracts, market research,
website development and business plan writing.    In March 1999, Mr.
Dalesandro worked as a volunteer at the East San Jose Community Law
Clinic.   He interviewed clients, examined contracts, conducted
research and assisted the onsite attorney on matters of consumers' rights.

Mr. Dalesandro is a Juris Doctor Candidate at Santa Clara University
School of Law.   He received his Bachelor of Arts Degree in June 1998
from the University of California, Santa Barbara majoring in Business
Economics and minoring in Professional Writing.   Mr. Dalesandro met
Mr. Smallcomb while studying abroad at Oxford University

Remuneration:   To date, the officers have received minimal
compensation amounting to less than $15,000 combined.   InstantRx has
not negotiated any employment agreement with its officers.

Board of Directors Compensation. Members of the board of directors will receive a yet to be determined per meeting if these directors are not separately compensated by InstantRx and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their board representation will be reimbursed by InstantRx.

Director liability insurance may be provided to all members of the board of directors. InstantRx has not yet obtained such insurance and does not have any specifics for available cost and coverage. InstantRx does not have a specific time frame to obtain the
insurance.   No differentiation is made in the compensation of
"outside directors" and those officers of InstantRx serving in that capacity.

Conflicts of Interest Policy. InstantRx has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of InstantRx's board of directors.

The bylaws of InstantRx provide that no such transactions by InstantRx shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the board of directors of InstantRx or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if:

- the fact of such common directorship or financial interest is disclosed or known by the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of these interested directors; or

- the fact of the common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the common shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders), or

- the contract or transaction is fair and reasonable to InstantRx at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors of InstantRx or a committee thereof which approves such transactions.

----------------------------------------------------------------
                    CERTAIN TRANSACTIONS
----------------------------------------------------------------

None

----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

There are currently 7,316,988 common shares outstanding. The following tabulates holdings of shares of InstantRx by each person who, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of InstantRx individually and as a group.

                 Shareholdings at Date of
                      This Prospectus

                                                                                         Percentage of
                                                                                         Outstanding
                                                                                          Shares as
                                                                                           Adjusted
                                                                                          to Reflect
                                                           Percentage      Shares         Conclusion
                                     Number                 Prior to     Owned After        of the
Name and Address                  of Shares(1)              Offering       Offering(2)     Offering


Deron E. Smallcomb                2,200,000                  30.07%         2,200,000        26.45%
1750 Stokes #96
San Jose, CA 95126

Samuel J. Dalesandro              1,700,000                  23.23%         1.700,000        20.44%
2650 Keystone
Apartment 107
Santa Clara, CA 95051

Harry Friedman                      500,000                   6.83%           500,000         6.01%
4800 Skycrest Way
Santa Rosa, CA 95404

PCS Internet                        657,133                  13.08%           657,133         7.90%
1122 E. Lincoln Avenue
Suite B200
Orange, CA 92865

Officers and Directors            3,900,000                  53.30%         3,900,000        46.89%
   As a Group (2 persons)

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, beneficial ownership of a security consists of sole or shared voting power, including the power to vote or direct the voting, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.

Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned except if applicable community property laws apply.


----------------------------------------------------------
         SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

InstantRx currently has 7,316,966 shares of common stock outstanding. Of these, 7,316,966 common shares will be restricted securities after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of InstantRx's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.

The amount of restricted securities which a person who is not an
affiliate of InstantRx may sell is not so limited.   Non-affiliates
may each sell without limitation shares held for twoyears. InstantRx will make application for the listing of ourshares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of InstantRx's shares in the over-the-counter market, should a
market develop.   Prior to this offering we have not had a market for
our common shares. The effect, if any, of a public trading market or the availability of shares for sale at prevailing market prices cannot
be predicted.   Nevertheless, sales of substantial amounts of shares
in the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
----------------------------------------------------------

Prior to this offering, we have had no market for our common stock and
warrants.   Subsequent to successful completion of the offering, we
will apply to have our common stock quoted on the OTC Bulletin Board. If InstantRx is not accepted on the OTC Bulletin Board, InstantRx will apply to have our common shares traded on the pink sheets.

Dividends.   Holders of InstantRx's common stock are entitled to
receive such dividends as may be declared by our board of directors.

Broker-Dealer Sales of InstantRx Securities.    InstantRx's securities
may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers
and accredited investors.   Accredited investors are generally:

    -   institutions with assets in excess of $5,000,000 or
    -   individuals:
        -  with net worth in excess of $1,000,000 or
        -  annual income exceeding $200,000 or $300,000
        -  jointly with their spouse

For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale.

In order to approve a person's account for transactions in designated securities, the broker or dealer must

- obtain information concerning the person's financial situation, investment experience and investment objectives;

- reasonably determine, based on the information required by the first paragraph that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and

- deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by the second paragraph in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security the provisions of the second paragraph of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement.

A designated security means any equity security other than a security

- registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1

- authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system;

-   that has a price of five dollars or more or . . .

- whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.

Consequently, the rule may affect the ability of broker-dealers to sell InstantRx's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

InstantRx's securities will likely trade below $5.00 and the penny stock rules discussed above will apply.

As of the date of the prospectus, there are 49 shareholders


--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
---------------------------------------------------------------

Our articles of incorporation authorize the issuance of up to 60,000,000 common shares, par value $.001 per common shares and 15,000,000 preferred shares, par value $.001 per preferred share.
Common shares purchased in this offering will be fully paid and non-assessable.

Common Stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the
stockholders for their vote.   Cumulative voting for the election of
directors is not permitted by the articles of incorporation.   The
holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of InstantRx, holders are entitled to receive, ratably, the net assets of InstantRx available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.

Holders of outstanding common shares are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid,
and nonassessable.   To the extent that additional common shares are
issued, the relative interest of then existing stockholders may be diluted.

Preferred Stock.   The board of directors of InstantRx is authorized
to issue the preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into common stock.

No preferred stock is currently issued.

Transfer Agent. Instantrx.com, Inc. currently acts as its own transfer agent.


-----------------------------------------------------------
                       LEGAL MATTERS
-----------------------------------------------------------

Certain legal matters with respect to the issuance of the securities offered in this prospectus will be passed upon by Jody M. Walker, Attorney-At-Law, Denver Colorado.

--------------------------------------------------------
                          LEGAL PROCEEDINGS
--------------------------------------------------------

We are not involved in any legal proceedings as of the date of this prospectus.


--------------------------------------------------------
                    EXPERTS
--------------------------------------------------------

The financial statements as of July 31, 2000 included in this prospectus, have been audited by Kabani & Company, Inc. independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


--------------------------------------------------------
               INTERESTS OF NAMED
                EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the prospectus is affiliated with InstantRx.


--------------------------------------------------------
               ADDITIONAL INFORMATION
--------------------------------------------------------

Until       , 2001 (90 days after the date of the prospectus), all
persons making transactions in the registered securities, whether or not participating in the offering, may be required to deliver a
prospectus.   This is in addition to the obligation of these persons
to deliver a prospectus when acting as underwriters and when utilizing their unsold allotments or subscriptions.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those
contained in this prospectus.   If given or made, this information or
representation must not be relied upon as having been authorized by InstantRx, or the underwriter, if an underwriter assists in the sale of the securities.

This prospectus is not an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which an offer or solicitation is not authorized by the laws of a state, territory or possession of the United States, or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of InstantRx since the date of this prospectus.

--------------------------------------------------------
                   FINANCIAL STATEMENTS
--------------------------------------------------------

Index to Financial Statements

Independent Auditor's Report dated October 26, 2000      F-2
Consolidated Balance Sheet as of July 31, 2000             F-3
Consolidated Statement of Operations for the seven
   months ended July 31, 2000 and for the period
   from October 1, 1999 (inception ) to July 31, 2000 F-4 Consolidated Statements of Cash Flows for the seven months ended July 31, 2000 and for the period from
  October 1, 1999 (inception ) to July 31, 2000            F-5
Consolidated Statement of Changes in Members'
   Equity For The seven months ended July 31, 2000         F-6
Notes to Financial Statements                              F-7

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
InstantRX.com, LLC:

We have audited the accompanying consolidated balance sheet of InstantRX.com, LLC (a Delaware Corporation) and subsidiaries (the "Company") as of July 31, 2000, and the related consolidated statements of operations, changes in members' equity and cash flows for the period ended July 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InstantRX.com, LLC and subsidiaries as of July 31, 2000, and the results of its operations and its cash flows for the period ended July 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has incurred a net loss of $165,255 during the seven months period ended July 31, 2000. The total deficit accumulated during development stage amounted to $202,825. These factors, among others, as discussed in Note 3 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


 KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California
October 26, 2000

                          InstantRX.com, LLC
                           And Subsidiaries
                      (A Development Stage Company)

                      Consolidated Balance Sheet
                            July 31, 2000

                                 ASSETS
                                -------
Current Assets:
  Cash                                                   $    1,497
                                                         ----------
Property and Equipment
  Equipment and furniture                                     9,191
  Software                                                   35,500
  Pharmaceutical licenses                                    15,000
  Website development                                        87,460
  Good will                                                  28,086
  Less accumulated depreciation                             (13,119)
                                                         ----------
                                                            162,118
                                                         ----------
                                                         $  163,615
                                                         ==========


            LIABILITIES AND MEMBERS' EQUITY
            ----------------------------------------------

Current liabilities:
  Accounts payable and accrued expenses                   $  39,864
  Note payable                                               40,000
                                                         ----------
    Total Current Liability                                  79,864

Commitments (See notes)

Members' equity:
  Members' contributed capital                              286,576
  Deficit accumulated during the development stage         (202,825)
                                                         ----------
    Total members' equity                                    83,751
                                                         ----------
                                                          $ 163,615
                                                         ==========

     The accompanying notes are an integral part of these financial statements.

                   InstantRX.com, LLC
                    And Subsidiaries
                (A Development Stage Company)
              Consolidated Statements of Operations

                              Seven Months     October 1, 1999
                                 Ended         (Inception) to
                              July 31,2000     July 31, 2000
                             --------------   ----------------

Revenue                          $      -           $      -

Operating expenses                165,886            203,456
                                 --------           --------
Loss from operations             (165,886)          (203,456)

Other income
  Interest income                    631                 631
                               ---------            --------
Net loss                     $   (165,255)      $   (202,825)
                             ============       ============

      The accompanying notes are an integral
     part of these consolidated financial statements

                      InstantRX.com, LLC
                       And Subsidiaries
                   (A Development Stage Company)

           Statement of Changes in Members' Equity

            Seven Months Ended July 31, 2000 and the period from October 1, 1999 (Inception) to July 31, 2000

                                           Members'
                                          Contributed         Accumulated
                                             Capital            Deficit            Total

Capital contributed in 1999                 $57,500            $      -           $57,500

Net Loss                                          -             (37,570)          (37,570)
                                           --------            --------           -------
Balance, December 31, 1999                   57,500             (37,570)           19,930

Capital contributed in 2000                 229,076                   -           229,076

Net Loss                                          -            (165,255)         (165,255)
                                           --------            --------           -------

Balance, July 31, 2000                     $2816,576           $(202,825)          $83,751
                                          =========           =========          ========



     The accompanying notes are an integral
     part of these financial statements

                     InstantRX.com, LLC
                      And Subsidiaries
                 (A Development Stage Company)


                 Consolidated Statements of Cash Flows
                    Seven months ended July 31, 2000
               and the period from October 1, 1999 (Inception)
                           to July 31, 2000

                                                   Seven months         October 1, 1999
                                                      Ended              (Inception) to
                                                   July 31, 2000         July 31, 2000
                                                  --------------        ---------------
Cash flows from operating activities:

  Net loss                                           $(165,255)               $(202,825)
  Adjustments to reconcile net income to net
   Cash used in operating activities:
     Depreciation and amortization                      12,910                  13,118
     Increase in current liabilities:
        Accounts payable and accrued expenses           23,778                  23,839
                                                      --------               ---------
   Net cash used in operating activities              (128,567)               (165,868)

Cash flows from investing activities:
   Web site development                                (55,000)                (55,000)
   Purchase of subsidiary                              (55,000)                (55,000)
   Purchase of equipment and furniture                    (711)                 (3,210)
                                                      --------               ---------
     Net cash used in investing activities            (110,711)               (113,211)


Cash flows from financing activities:
  Payment of Notes payable                              (5,000)                      -
  Proceeds from members' contributed capital           223,076                 280,576
                                                      --------               ---------
   Net cash provided by financing activities           218,076                 280,076
                                                      --------               ---------

Net Increase (Decrease) in cash                        (21,202)                  1,497

Cash at beginning of year                               22,699                       -
                                                      --------               ---------
Cash at end of period                                 $  1,497                $  1,497
                                                      ========                ========

            The accompanying notes are an integral part
           Of these consolidated financial statements

                       InstantRX.com, LLC
                        And Subsidiaries
                 (A Development Stage Company)


1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

InstantRX, Inc. (formerly InstantRX.com, LLC) ("the Company"), was a limited liability company incorporated in the state of Delaware on October 1, 1999. The Company changed its name from InstantRX.com, LLC to InstantRX, Inc and converted to a Corporation effective October 5, 2000. The Company is a development stage enterprise. The Company has undertaken the development of an Internet portal site that provides customers e-commerce shopping, and the means to have prescriptions filled at their local pharmacy. The Company is developing business-to-business e-commerce solutions that support and enhance pharmacy and drugstore online development. The Company is managed in California, with a facility in Illinois. The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principals of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Internet Drugstore, Inc., an Illinois corporation and Internet Drugstore, LLC, a limited liability Company formed under the laws of Delaware. All significant inter-company balances and transactions have been eliminated in consolidation.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property & Equipment

Property and equipment is carried at cost. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives of the assets.
Expenditures for maintenance and repairs are charged to expense as incurred.

Income taxes

The financial statements do not include a provision of income taxes. The parent and one of the subsidiaries are limited liability companies, and the other subsidiary is an S-Corporation. Earnings and losses are included in the members' personal income tax returns.
Basic and diluted net loss per share

Net earnings (loss) per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The implementation of this standard did not have any impact on the Company's financial statements.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Comprehensive income

Statement of financial accounting standards No. 130, Reporting comprehensive income (SFAS No. 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity, except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statements that are displayed with the same prominence as other financial statements. The implementation of this standard did not have a material impact on the Company's financial statements.

Reporting segments

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The implementation of this standard did not have a material impact on the Company's financial statements.

Pension and other benefits

In February 1998, the Financing accounting standards board issued statement of financial accounting standards No. 132, Employers' disclosures about pension and other post-retirement benefits (SFAS No.
132), which standardizes the disclosure requirements for pension and other post -retirement benefits. The implementation of this standard did not have any impact on the Company's financial statements.

Accounting for the costs of computer software developed or obtained for internal use

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (ASEC of AICPA) issued Statement of position (SOP) No. 98-1, "Accounting for the costs of computer software developed or obtained for internal use", effective for fiscal years beginning after December 15, 1998. SOP N0. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software.
Web site development costs

In March 2000, the Emergency Issues Task Force (EITF) of FASB issued its consensus under EITF-00-02. Per the consensus, certain costs incurred in the development of a Web site should be capitalized. According to the EITF, those costs incurred in developing a software program should be capitalized in accordance with Statement of Position
(SOP) 98-1, "Accounting for the costs of Computer Software Developed or obtained for internal use". The costs of web site development incurred primarily for conducting electronic commerce are capitalized. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life, and changes in software and hardware technologies. The Company expenses web site development costs, which are allocated for preliminary project development, web site general and health information, and maintenance.

Research and Development

Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently, costs otherwise capitalizable after technological feasibility is achieved are generally expensed because they are insignificant.

Costs of start-up activities

In April 1998, the ASEC of AICPA issued SOP No. 98-5, "Reporting on the costs of start-up activities", effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the costs of start-up activities and organization costs to be expensed as incurred. The implementation of this standard did not have a material impact on the Company's financial statements.

Revenue Recognition

Revenue Recognition Revenue is recognized when earned. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. The company did not earn revenue in the years ended July 31, 2000.

Advertising

The Company expenses advertising costs as incurred.

Licensing

The Company expenses licensing costs as incurred. Licensing acquired through the acquisitions of companies are amortized over the remaining lives of licenses.

Accounting developments

In June 1998, the FASB issued SFAS No. 133, "Accounting for derivative instruments and hedging activities", effective for fiscal years beginning after June 15, 1999, which has been deferred to June 30, 2000 by publishing of SFAS No. 137. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts

(collectively referred to as derivatives), and for hedging activities. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The Company does not expect that the adoption of this standard will have a material impact on its financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. The Company believes that adopting SAB 101 will not have a material impact on its financial position and results of operations.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25". FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998,or January 12, 2000. The adoption of certain other provisions of FIN 44 prior to July 31, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation.

3.   GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company's did not earn any revenue during the period ended July 31, 2000 and the Company has incurred net losses from inception to July 31, 2000 of $202,825 including net losses of $165,255 during the period ended July 31, 2000. The continuing losses have adversely affected the liquidity of the Company. Losses are expected to continue for the immediate future.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the period ended July 31, 2000 towards (i) obtaining additional equity (ii) management of accrued expenses and accounts payable (iii) Development of the web site and (vi) evaluation of its marketing methods.

Management believes that the above actions will allow the Company to continue operations through the next fiscal year.

4.   ACQUISITIONS AND NOTE PAYABLE

Effective May 26, 2000 the Company acquired the stock of Instant Drugstore, Inc. and Instant Drugstore, LLC for $101,000, The Company paid $45,000 in cash and gave 300,000 shares valued at $6,000. The balance of $50,000 is payable over 10 months. The note is unsecured, interest free. As of July 31, 2000 the remaining note balance amounted to $40,000.

The acquisitions were recorded under the purchase method of accounting. Accordingly, the operating results of the acquired business are included in the statements of operations from the date of acquisition, May 26, 2000. The purchase price has been allocated to assets and liabilities assumed as follows:

     Non current assets acquired                        $88,940
    Accounts payable assumed                            (16,026)
    Goodwill on acquisition                              28,086
                                                       --------
    Purchase price                                      101,000
                                                       ========

Non current assets were recorded at estimated fair values. Goodwill represents the excess of purchase price over the fair value of assets acquired.


5.   SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company did not pay any amount for income tax or interest during the period ended July 31, 2000 or from October 1, 1999 (inception) through July 31, 2000.

The cash flows statement does not include non-cash transaction of acquisition subsidiary on May 26, 2000.

6.   COMMITMENT

The Company conducted its operations from leased facilities under a one-year operating lease requiring twelve monthly lease payments of $1,080, which was to expire February 28, 2001. The Company opted out of lease in July 2000 and vacated the premises in September 2000. Operating lease payments for the seven months ended July 31, 2000 were $3,240.

Subsequently, the Company entered into a two year operating lease requiring twelve monthly payments of $1,950 and twelve monthly payments of $2,009, which expires August 31, 2002. Future minimum lease payments associated with the lease is as follow:

      Twelve months ended July 31,                  Amount
      ----------------------------                  ------
             2001                                $   21,450
             2002                                    24,049
             2003                                     2,009
             ----                                ----------
             Total                               $   47,508
             =====                               ==========

The Company has commitments for medical content licensing and web site development services of approximately $25,000 at July 31, 2000.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.  Indemnification of Officers and Directors.

The bylaws of InstantRx provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Colorado law for any transaction from which the director derived an improper personal benefit. Registrant's bylaws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the bylaws also provides that the Registrant shall indemnify to the full extent permitted under Delaware law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING INSTANTRX FOR
LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.   Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by InstantRx are estimated to be substantially as follows:

                                                               Amount
                                                              Payable
Item                                                   By InstantRx
S.E.C. Registration Fees                                      $  278.00
Printing and Engraving Fees                                   $2,500.00
Legal Fees and expenses                                      $18,000.00
Accounting Fees and Expenses                                 $10,000.00
Transfer Agent's Fees                                         $1,500.00
Miscellaneous                                                 $2,500.00

Total                                                        $34,778.00

Item 26.   Recent Sales of Unregistered Securities.

At inception, InstantRX issued a total of 3,900,000 member units which were subsequently converted into 3,900,000 common shares to our
officers and directors for services valued at $3,900.   These
issuances were made pursuant to Section 4(2) of the Securities Act of 1933.

During the fourth quarter of 1999 and the first two quarters of 2000, InstantRx issued a total of 2,495,550 member units (common shares after conversion to corporation) to nonaffiliates for an aggregate of $316,700. Price per share ranged from $.03 per common share to $.75
per common share.   These issuances were made to sophisticated
investors pursuant to Section 4(2) and/or Rule 506 of the Securities
Act of 1933.   These issuance were not made to more than 35
nonaccredited investors, no general solicitation was utilized.

InstantRx.com has recently issued 757,133 common shares to PCS
Internet and affiliates and 164,283 common shares to IBC Ventures for
marketing and consulting services.   These issuances were made to
sophisticated investors pursuant to Section 4(2) of the Securities Act of 1933.

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation
(3.1)             Certificate of Conversion
(3.2)             Bylaws
(4)               Specimen certificate for common stock
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Not Applicable
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of Kabani & Company,  Inc.
                     Certified Public Accountants
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Delivery of Certificates. The undersigned registrant undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in InstantRx's articles of incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California on the 5th day of November, 2000.

                                       InstantRx.


                                        /s/ Deron E. Smallcomb
                                        ------------------------------
                                        By Deron E. Smallcomb
                                           President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                               Capacity             Date

/s/Deron E. Smallcomb          Chief Executive Officer    November 5, 2000
-----------------------        Chief Financial Officer,
Deron E. Smallcom              Controller, Director


/s/Samuel J. Dalesandro         Director                  November 5, 2000
-----------------------
Samuel J. Dalesandro

